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                               EXHIBIT 10.21

                                                             EXECUTION COPY

                              LOAN AGREEMENT


     THIS LOAN AGREEMENT, made as of the 28th day of May, 1997, by and among The Colonel's International, Inc., a Michigan corporation
("International"), The Colonel's, Inc., a Michigan Corporation
("Colonel's"), Brainerd International Raceway, Inc., a Minnesota corporation, and The Colonel's Truck Accessories, Inc., a Michigan corporation (collectively identified as "Companies" and individually as a "Company") and COMERICA BANK, a Michigan banking corporation of Detroit, Michigan (herein called "Bank");

     RECITALS:

     A.   Companies desire to obtain certain credit facilities from Bank.

     B. Bank is willing to extend such credit facilities on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, Companies and Bank agree as follows:

     WITNESSETH:

     1.   DEFINITIONS

     For the purposes of this Agreement the following terms will have the following meanings:

     "Account" shall mean any right of Companies to payment for goods sold or leased or for services rendered, whether or not such right to payment has been earned by performance, excluding all interest and service charges thereon.

     "Account Debtor" shall mean the party who is obligated on any Account.

     "Advance" shall mean a borrowing requested by Companies and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 2.7 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such person), controlled by, or under direct or indirect common control with such person. A Person shall be deemed to control a corporation for the purposes of this definition if such


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Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

     "Applicable Interest Rate" shall mean with respect to Advances, the Eurodollar-based Rate or the Prime-based Rate, as selected by Companies from time to time subject to the terms and conditions of this Agreement.

     "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

     "Capital Expenditure" shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with generally accepted accounting principles would be added as a debit to the fixed asset account of the person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

     "Current Assets" shall mean the current assets of International and its consolidated Subsidiaries, as determined in accordance with GAAP.

     "Current Liabilities" shall mean the current liabilities of International and its consolidated Subsidiaries as determined in accordance with GAAP.

     "Current Ratio" shall mean as of any date of determination, a ratio the numerator of which is Current Assets as of such date and the denominator of which is Current Liabilities as of such date.

     "EBITDA" shall mean for any date of determination, the sum of (a) Net Income (or loss) for the four preceding fiscal quarters, plus (b) to the extent deducted in the computation of Net Income (or loss), the amount of interest, depreciation and amortization expense and all accrued income taxes for such period, all as determined in accordance with GAAP.

     "Event of Default" shall mean any of the Events of Default specified in Section 8 hereof.


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     "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

     "Eurodollar-based Rate" shall mean a per annum interest rate which is two and one half percent (2-1/2%) plus the quotient of:

     (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance with respect to which the Applicable Interest Rate is the Eurodollar-based Rate and for a period equal to the relevant Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by

     (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category.

     "Eurodollar Lending office" shall mean Bank's office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending office by notice to Companies.

     "Eligible Accounts" shall mean trade Accounts arising in the ordinary course of the business of Companies which meet the following requirements:

     (a) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

     (b) it is not owing by an Account Debtor who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any or all of the Companies within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

     (c) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account, or it arises from services rendered and such services have been performed;




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     (d)  it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

     (e) it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by the applicable Company to Bank;

     (f) it is a valid, legally enforceable obligation of the Account Debtor thereunder and is not subject to any counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

     (g) it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

     (h) it is not owing by a subsidiary or affiliate of any of the Companies, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of Canada or the United States of America, or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

     (i) it is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such account;

     (j) it is not owing by an Account Debtor for which any of the Companies has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or
          (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

     (k) it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for

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          progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

     (1) it is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Companies are not deemed to constitute Eligible Accounts.

     "Eligible Inventory" shall be valued at the lesser of cost or present market value in accordance with generally accepted accounting principles, consistently applied, and shall mean all of the Inventory of each of the Companies which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as "raw materials", or as "finished goods inventory" under generally accepted accounting principles, consistently applied, excluding (a) work-in-process, consigned goods and inventory located outside the United States of America, (b) inventory covered by or subject to a seller's right to repurchase, or any consensual or nonconsensual lien or security interest (including without limitation purchase money security interests) other than in favor of Bank, whether senior or junior to Bank's security interest, and (c) inventory that Bank, acting in its reasonable discretion, after having notified companies, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

     "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

     "Fixed Charge Coverage Ratio" shall mean as of any date of determination a ratio, the numerator of which is Net Income for the four preceding fiscal quarters ending on such date of determination, PLUS, to the extent deducted in determining Net Income, depreciation, and amortization during such period, LESS dividends during such period, and the denominator of which is all payments of principal with respect to indebtedness of Companies and Capital Leases due during such period, all as determined in accordance with GAAP.

     "Funded Debt" shall mean as of any date of determination, the sum of
(a) the outstanding principal balance of the Term Loan and the commitment amount of the Line of Credit as of such date, plus (b) the outstanding balance of all long term and short term indebtedness for borrowed money of


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Companies as of such date (excluding debt which has been subordinated to the Bank pursuant to a written subordination agreement satisfactory to the
Bank), plus (c) all outstanding capital lease obligations as of such date.

     "Funded Debt/EBITDA Ratio" shall mean as of any date of determination, a ratio, the numerator of which shall be Funded Debt on such date and the denominator of which shall be equal to EBITDA for the preceding four fiscal quarters.

     "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

     "Guarantors" shall mean Donald J. Williamson and Patsy L. Williamson.

     "Guaranty" shall mean the Guaranty dated May ___, 1997 from the Guarantors to Bank in the form attached hereto as Exhibit "A", as the same may be amended from modified from time to time.

     "Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of Companies (or any of them) to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Companies (or any of them) to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

     "Interest Period" shall mean a period as selected by Companies pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or the Eurodollar-based Rate is selected as the Applicable Interest Rate.

     "Inventory" shall have the meaning ascribed to such term in the Michigan Uniform Commercial Code, as in effect from time to time.

     "Leverage Ratio" shall mean as of any date of determination, a ratio the numerator of which is Debt as of such date and the denominator of which is Net Worth as of the date.

     "Line of Credit Maturity Date" shall mean May 1, 1998.

     "Line of Credit Note" shall mean the Note described in Section 2.1 hereof made by Companies to Bank in the form attached to this Agreement as Exhibit "B".

     "Net Income" shall mean for any period of determination, the net income (or loss) of International and its consolidated Subsidiaries, excluding extraordinary items for such period, determined in accordance with GAAP.

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     "Net Worth" shall mean as of any date of determination the stockholders' equity of International and its consolidated Subsidiaries as of such date, as determined in accordance with GAAP.

     "Notes" shall mean the Line of Credit Note and the Term Note, and "Note" shall refer to each of them.

     "Permitted Acquisitions" shall mean any acquisition by any Company of all or substantially all of the assets of another Person, or of a division or line of business of another Person or shares of stock or other ownership interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

          (i) each such acquisition shall, under GAAP be required to be consolidated by International, and not treated by International as an equity investment;

          (ii) on the date of any such acquisition, all necessary governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and companies are in compliance thereunder in all material respects, and all necessary declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

          (iii) the acquisition target must have derived more than seventy five percent (75%) of its revenues during its two (2) immediately preceding fiscal years from a line of business in which a Company currently is engaged;

          (iv) if an acquisition of stock of an acquisition target, the acquisition shall have been approved by the Board of Directors or substantially all of the shareholders of such acquisition target not later than the date any Request for Advance is delivered to Bank in connection with an Advance to be used to pay a portion of the acquisition consideration and as of such date, no claim or challenge has been asserted or threatened by any shareholder, director, officer or employee of the acquisition target or by any other person which might reasonably be expected to have a material adverse effect on the Companies;

          (v) not less than thirty (30) days prior to the date of such acquisition, the Companies provide to Bank Pro Forma Combined Projected Financial Information; and


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          (vi) both before and after such acquisition, no Default or Event of Default (whether or not related to such acquisition), has occurred and is continuing under this Agreement, or any of the other Loan Documents as evidenced by a certificate of an authorized officer of Companies.

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime-based Rate" shall mean a per annum interest rate which is the greater of (i) the Prime Rate or (ii) the Alternate Base Rate.

     "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

     "Pro Forma Combined Projected Financial Information" shall mean, as to any acquisition, pro forma combined projected financial information for International and its consolidated Subsidiaries and the acquisition candidate, consisting of projected consolidated balance sheets as at the end of at least the next succeeding two (2) fiscal years of International following the acquisition and projected consolidated statements of income for each of those years, including sufficient detail to permit calculation of the amounts and ratios described in Sections 5.11 through 5.15, inclusive, as projected for those years and accompanied by (i) a statement setting forth a calculation of the ratios described in Sections 5.11 through 5.15, inclusive, and (ii) a statement in reasonable detail specifying all material assumptions underlying the projections.

     "Request for Advance" shall mean a Request for Advance issued by Companies under this Agreement in the form attached to this Agreement as Exhibit "C".

     "Subsidiary" shall mean a corporation of which more than fifty percent (50%) of the outstanding voting stock is owned by International, either directly or indirectly through one or more intermediaries.

     "Term Loan" shall mean the term loan made by Bank to Companies under
Section 2.A of this Agreement.

     "Term Loan Maturity Date" shall mean November 1, 2000.

     "Term Note" shall mean the term note issued by Companies under Section 2.A.1 of this Agreement in the form annexed to this Agreement as Exhibit "D".




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     "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial
Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

     2.   THE INDEBTEDNESS:  LINE OF CREDIT

     2.1 Bank may make Advances to Companies and Companies jointly and severally may borrow at any time and from time to time from the effective date hereof until the Line of Credit Maturity Date, not to exceed Six Million Dollars ($6,000,000) in aggregate principal amount at any one time outstanding. All of the Advances under this Section 2 shall be evidenced by the Line of Credit Note, under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement; provided, however, Bank shall not be obligated to make any Advances to Companies. In addition to direct Advances under the Line of Credit Note to be provided to Companies by Bank under and pursuant to this Section 2.1, Bank further agrees to issue, or commit to issue, from time to time, standby and import letters of credit ("Letters of Credit") for the account of Companies in aggregate undrawn amounts not to exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding; PROVIDED, however, that the sum of the aggregate amount of Advances under the Line of Credit Note plus the aggregate undrawn amount of Letters of Credit (and the unpaid amount of any draws or other demands for payment under any Letters of Credit) shall not exceed Six Million Dollars ($6,000,000) at any one time; and PROVIDED further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the Line of Credit Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Companies to Bank with respect thereto.

     2.2 The Line of Credit Note shall mature on the Line of Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent demonstrable error in computation.

     2.3 Companies may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of a Company, subject to the following:

     (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "C";

     (b) each such Request for Advance shall be delivered to Bank by noon three (3) Business Days prior to the proposed date of Advance,

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          except in the case of a Prime-based Advance, for which the
          Request for Advance must be delivered by 11 a.m. on such proposed date;

     (c) the principal amount of each Eurodollar-based Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Interest Period, if any, shall be at least $500,000;

     (d) a Request for Advance, once delivered to Bank, shall not be revocable by Companies.

     2.4 Companies may prepay all or part of the outstanding balance of the Prime-based Advance(s) under Line of Credit Note at any time. Upon three (3) Business Days prior notice to Bank, Companies may prepay all or part of any Eurodollar-based Advance on the last day of the Interest Period therefor, provided that the amount of any such partial prepayment shall be at least $500,000 and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be subject to the limitations of
Section 2.3(c) hereof. Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to Companies's right to reborrow under the terms of this Agreement. Any other prepayment shall be restricted by Section 2.10 hereof.

     2.5 The Line of Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Companies may elect subject to the provisions of this Agreement. Interest shall be payable monthly on the first Business Day of each month, commencing on the first Business Day of the month following the month in which such Advance is made, and at maturity. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, three percent (3%) above the rate which would otherwise be applicable under this Section until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

     2.6 Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 2.7 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-


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based Advance, and shall end on the date one, two, three or six months thereafter, as the Companies may elect as set forth below, subject to the following:

          (i) no Interest Period shall extend beyond the Line of Credit Maturity Date;

          (ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

Companies shall elect the initial Interest Period applicable to a Eurodollar-based Advance by their notice of borrowing given to the Bank pursuant to Section 2.3 or by their notice of conversion given to the Bank pursuant to Section 2.7, as the case may be. Provided that no Default or Event of Default shall have occurred and be continuing, companies may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written or telephonic notice thereof to the Bank, on or before the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by Companies, Companies shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period. Subject to the terms hereof, no more than three (3) Interest Periods shall be in effect at any one time with respect to Line of Credit Note.

     2.7 Provided that no Default or Event of Default shall have occurred and be continuing, Companies may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If Companies desire to convert an Advance, they shall give the Bank prior written or telephonic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor.

     2.8 Bank shall not be obligated to make any Advance if at the time of such Request for Advance, the sum of (i) the Advances outstanding under this Section 2 and (ii) the undrawn amount of Letters of Credit added to the amount requested should exceed the sum of (a) seventy-five (75%) of the sum of the Companies' Eligible Accounts and (b) the lesser of (i) fifty


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percent (50%) of Companies' Eligible inventory and (ii) $3,500,000.  In addition, the sum of the aggregate principal amount at any one time outstanding under the Line of Credit Note and the undrawn amount of any Letters of Credit (and all unpaid reimbursement obligations with respect to Letters of Credit) shall never exceed the formula set forth in this Section
2.8. Companies shall immediately make all payments necessary to comply with this provision.

     2.9 The proceeds of the initial Advance under Line of Credit Note shall be used solely for working capital purposes and to refinance Companies' existing indebtedness to Bank.

     2.10 If Companies make any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Companies fail to borrow any Eurodollar-based Advance after notice has been given by Companies to Bank in accordance with the terms hereof requesting such Advance, or if Companies fail to make any payment of principal or interest in respect of a Eurodollar-based Advance when due, Companies shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Companies to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such repayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; PROVIDED, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Companies, Bank shall deliver to Companies a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     2.11 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending


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Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

     2.12 If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to Companies. Thereafter, until Bank notifies Companies that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Companies to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended and the Applicable Interest Rate will be the Prime-based Rate; PROVIDED, however, this provision shall not impair any right of Companies hereunder to prepay an affected Advance.

     2.13 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Eurodollar-based Advance, Bank shall forthwith give notice thereof to Companies. Thereafter
(a) the obligations of Bank to make Eurodollar-based Advances and the right of Companies to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter the Applicable Interest Rate will be the Prime-based Rate, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable interest Rate for the remainder of such Interest Period.

     2.14 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

     (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Line of Credit Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Line of Credit Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending office is located); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Line of Credit Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement, or under the Line of Credit Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Companies of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Companies agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

     2.15 In the event that at any time after the date of this Agreement any change in law such as described in Section 2.14, hereof, shall, in the reasonable opinion of Bank require that the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank's or Bank's parent's capital or assets as a consequence of the Bank's obligations hereunder to a level below that which Bank or Bank's parent would have achieved but for such change, then Bank shall notify Companies and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

     2.A.  THE INDEBTEDNESS:  TERM CREDIT

     2.A.1     Bank agrees to loan to Companies and Companies agree to
borrow, upon execution of this Agreement, the sum of Seven Million Dollars

($7,000,000). At the time of borrowing, companies agree to execute the Term Note as evidence of the Indebtedness under this Section 2.A.l. The loan under this Section 2.A.1 shall be subject to the terms and conditions of this Agreement.

     2.A.2     The principal indebtedness represented by the Term Note
shall be payable in monthly installments of One Hundred Sixty Seven Thousand and 00/100 Dollars ($167,000) each on the first day of each month commencing June 1, 1997, until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Companies shall pay interest on the indebtedness outstanding under the Term Note from time to time outstanding at a per annum rate equal to one quarter of one percent (1/4%) above Bank's Prime Rate. Upon the occurrence of any Event of Default hereunder interest shall accrue on the unpaid principal balance at a per annum rate of three percent (3%) above the rate otherwise in effect. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed. Interest shall be payable monthly on the first day of each month, commencing June 1, 1997.

     2-A-3     Companies, or any of them, may prepay the Term Note, in
whole or in part without premium or penalty. All prepayments of the Term Loan shall be applied to payments due under the Term Note in the inverse order of their maturity.

     2-A-4     The proceeds of the Term Note shall be used solely to
refinance Companies existing indebtedness to Bank and shall be applied in the order and manner as determined by Bank.

     3.   CONDITIONS AND SECURITY

     3.1 Companies agree to furnish Bank, prior to the initial borrowing hereunder, in form to be satisfactory to Bank, with (i) certified copies of resolutions of the Board of Directors of each of the companies evidencing approval of the borrowings hereunder, (ii) certified copies of each of the Companies' Articles of Incorporation and Bylaws, and (iii) a certificate of good standing from each jurisdiction in which any company conducts business or in which any Company's activities require it to be qualified to do business.

     3.2 As security for all indebtedness of Companies to Bank hereunder and under the Notes as herein provided, Companies agree to furnish, execute and deliver to Bank or cause to be furnished, executed and delivered to Bank prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form, authorizing same, the following:

     (a) Security Agreements granting to Bank security interests in all of each of the Companies, tangible and intangible personal property, whether now owned or hereafter acquired, including, without limitation, all Accounts, equipment, inventory, general intangibles and chattel paper;

     (b)  The Guaranty;

     (c) Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected security position under the Uniform Commercial Code.

To the extent that any of the Companies has heretofore given a security interest to Bank to certain of the foregoing and such documents and agreements comply with the requirements of this Agreement, it is hereby agreed that such documents and agreements shall remain in full force and effect for the purposes of this Agreement, but Bank may, if it deems it necessary or desirable, require execution of a new agreement or agreements or amendments to such agreements.

     4.   REPRESENTATIONS AND WARRANTIES

     Each of the Companies represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     4.1 It is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and is duly qualified to do business and in good standing in every jurisdiction in which such qualification is material to its business and operation or the ownership or lease of its properties; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Notes by Companies are within its corporate or limited liability company, as applicable, powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws or other constituent documents, as applicable, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and the other documents and instruments required under this Agreement and the Notes, when issued and delivered, will be valid and binding in accordance with their terms.

     4.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Notes by Companies are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which any Company is a party or by which any Company is bound.

     4.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of its officers is threatened against Companies or any Subsidiary of any of the Companies, the outcome of which could materially impair any of the Companies, or any Subsidiary's financial condition or their ability to carry on their businesses taken as a whole.

     4.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Companies, or any Subsidiary's assets, except to Bank, or as permitted in this Agreement.

     4.5 None of the Companies nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the "Employee Retirement Income Security Act of 1974" (herein called "ERISA"). There is no unfunded past service liability of the pension plan and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

     4.6 The financial statements of Companies dated December 31, 1996, previously furnished Bank, are complete and correct in all material respects and fairly present the financial condition of Companies and their consolidated Subsidiaries; since said date there has been no material adverse change in the financial condition of any of the Companies or any of the Subsidiaries; to the knowledge of its officers, none of the Companies nor any of the Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said financial statements and at the present time there are no material unrealized or anticipated losses from any present commitment of any of the Companies or Subsidiaries.

     4.7 Except as disclosed in attached Schedule 4.7, all tax returns and tax reports of Companies and each Subsidiary required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Companies or any Subsidiary (or any of its properties) which are due and payable have been paid for which the failure to pay would materially adversely affect its business or the value of its property or assets (taken as a whole). The charges, accruals and reserves on the books of Companies and the Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Companies.

     4.8 There are no subsidiaries of any Company, except those described in attached Schedule 4.8.

     4.9 Except as set forth in attached Schedule 4.9, each Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if such Company or any Subsidiary were not in compliance, would reasonably be expected to materially adversely affect its business or the value of its property or assets (taken as a whole). Each Company and its Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have would reasonably be expected to materially adversely affect its business or the value of its property or assets (taken as a whole).

     4.10 Except as set forth in attached Schedule 4.9, none of the Companies nor any Subsidiary is party to any litigation or administrative proceeding, nor so far as is known by it is any litigation or administrative proceeding threatened against it or any other Company or Subsidiary, which in either case (A) asserts or alleges that any of the Companies or any Subsidiary violated Environmental Laws (as defined herein), (B) asserts or alleges that any of the Companies or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that any of the Companies or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by any of the Companies or any Subsidiary.

     4.11 Except as set forth in attached Schedule 4.9, to the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing by Companies to Bank, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject any of the Companies or any Subsidiary to material damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by any of the Companies or any Subsidiary.

     4.12 Except as set forth in attached Schedule 4.9, none of the Companies nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing to the Bank, neither of the Companies nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

     4.13 Except as set forth in attached Schedule 4.9, each of the Companies and the Subsidiaries have all material permits, licenses and approvals required under applicable Environmental Laws.

     4.14 None of the Companies is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Companies is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

     4.15 Each Company has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by it under the loan documents to which such Company is a party.

     5.   AFFIRMATIVE COVENANTS

     Each of the Companies covenants and agrees that it will, and will cause each of its Subsidiaries to, so long as any Indebtedness remains outstanding under this Agreement:

     5.1 Preserve and maintain their corporate existence and such of their rights, licenses and privileges as are material to their business and operations; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to their business and operations or the ownership of their properties.

     5.2 Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially and adversely affect the financial condition or operations of any of the Companies or any Subsidiary.

     5.3 Maintain adequate insurance (and increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate) with responsible insurance companies or associations in such amounts and covering such risks as is customary with companies engaged in similar businesses and having similar properties similarly situated. In the case of all insurance policies covering property mortgaged or pledged to the Bank or property in which the Bank shall have a security interest, other than those policies protecting against casualty liability to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Company or Subsidiary and the Bank as their respective interests may appear; all said policies or copies thereof, including all endorsements, to be deposited with the Bank. If any of the Companies or any Subsidiary shall fail to maintain such insurance, the Bank shall have the option to do so, and if it so does Companies agree to repay the Bank, with interest at the Default Interest Rate.

     5.4 Permit the Bank, through its authorized attorneys, accountants, and representatives, to examine each of the Companies' and Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of the Bank, including collateral audits, in each case at the expense of the Companies.

     5.5 Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each of the Companies and Subsidiaries so as to permit each of the Companies to present financial statements prepared in accordance with generally accepted accounting principles consistently applied.

     5.6  Furnish to the Bank the following:

          (a) prompt notification of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute an Event of Default under this Agreement, and promptly inform the Bank of any material adverse change in any of the Companies, or any Subsidiary's financial condition;

          (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of International, the consolidated and consolidating balance sheets and statements of profit and loss and surplus of International and its consolidated Subsidiaries at the end of such fiscal quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of each of the Companies as having been prepared in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.6;

          (c) as soon as available and in any event within 120 days after the end of each fiscal year of International, consolidated and consolidating audited financial statements of International and its consolidated Subsidiaries for such year, including a balance sheet as of the close of such fiscal year, statements of income and retained earnings and changes in financial position for such year, prepared in accordance with GAAP and certified by independent certified public accountants acceptable to the Bank;

          (d) within fifteen (15) days after and as of the end of each month, a detailed aging of Accounts and accounts payable, an Inventory report and a borrowing base report each in form acceptable to Bank, certified by an officer of each of the Companies; and

          (e) promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

     5.7 Pay and discharge all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     5.8 At all times meet the minimum funding requirements of ERISA with respect to its and its Subsidiaries' employee benefit plans subject to such Act; as soon as possible and in any event within thirty (30) days after it knows or has reason to know:

          (a) of the occurrence of any event which would constitute a reportable event under Section 4043(b) of Title IV of ERISA;

          (b) that the PBGC or such Company (or any Subsidiary) has instituted or will institute proceedings under such Title to terminate an employee pension plan;

          (c) of the appointment of a trustee by a United States District Court to administer an employee pension plan;

          (d) of the withdrawal of such Company or any Subsidiary from any employee pension plan; or

          (e) of the failure of such Company's or any Subsidiary's pension plans to satisfy the minimum funding requirements for any plan year as established in the Internal Revenue Code of 1986, as amended;

deliver to the Bank a certificate of the chief financial officer of such Company setting forth details as to such reportable event or events and the action it (or any Subsidiary) proposes to take with respect thereto, together with a copy of any notice of such reportable event or events which may be required to be filed with the PBGC, or any intent to institute such proceedings, or any notice to the PBGC that the plan is to be terminated, as the case may be. (For all purposes of this Section, each of Companies (and each Subsidiary) shall be deemed to have knowledge of all facts attributable to the plan administrator under such Title); and furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by Title IV, and filed with the Internal Revenue Service by either of the Companies (or any Subsidiary), not later than ten (10) days after such report has been so filed.

     5.9  Maintain all principal bank accounts with the Bank.

     5.10 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 5.6(c) and, within 45 days after the end of each of Companies' fiscal quarters, a statement in the form of Exhibit "F" prepared and certified by the chief financial officer of each of the Companies (or in such officer's absence, a responsible senior officer of each of the Companies) (a) setting forth all computations necessary to show compliance, by Companies with each of the financial covenants contained in Sections 5.11, 5.12, 5.13, 5.14 and 5.15 of this Agreement,
(b) stating that to the best of such officer's knowledge as of the date thereof, no condition or event which constitutes an Event of Default hereunder or which with the running of time and/or the giving of notice would constitute an Event of Default hereunder has occurred and is continuing or exists, or if such exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Companies, and (c) stating that the signers have personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

     5.11 Maintain as of the end of each of International's fiscal quarters a Net Worth of not less than the base Net Worth. Base Net Worth shall initially be Fifteen Million Dollars ($15,000,000). On December 31 of each year (commencing December 31, 1997) base Net Worth shall increase by Two Million Dollars ($2,000,000).

     5.12 Maintain as of the end of each fiscal year of International, a Funded Debt/EBITDA Ratio of not more than 3.0 to 1.0.

     5.13 Maintain as of the end of each fiscal quarter of International, a Leverage Ratio of not more than 3.0 to 1.0.

     5.14 Maintain as of the end of each fiscal quarter of International, a Current Ratio of not less than .8 to 1.0.

     5.15 Maintain as of the end of each fiscal year of International, a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0.

     6.   NEGATIVE COVENANTS

     Each of the Companies covenants and agrees that, so long as any Indebtedness remains outstanding under this Agreement, it will not, and will cause its subsidiaries not to, without the prior written consent of Bank and until the Term Loan has been paid in full:

     6.1 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

          (a)  to the Bank;

          (b) Permitted encumbrances as set forth in Exhibit "E" annexed hereto; and

          (c) purchase money security interests (and interests of lessors under Capital Leases) in fixed assets to secure the indebtedness permitted in Section 6.5(c) below to the extent created substantially contemporaneously with the acquisition of such fixed assets and the extent encumbering only the fixed assets so acquired.

     6.2 Purchase, acquire or redeem any of its capital stock or make any material change in its capital structure or general business objects or purpose.

     6.3 Enter into any merger or consolidation or sell, lease, transfer, or dispose of any part of its assets, except sales of inventory in the ordinary course of its business.

     6.4 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except for the following:

          (a) by endorsement for deposit in the ordinary course of business; and

          (b)  guaranties to the Bank.

     6.5 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

          (a) current unsecured trade, utility or nonextraordinary accounts payable arising in the ordinary course of any Company's or its Subsidiaries' business;

          (b)  to Bank;

          (c) purchase money indebtedness (including obligations under Capital Leases) for the acquisition of fixed assets in an amount not to exceed $250,000 (on a combined basis) in the aggregate during any fiscal year.

     6.6 Except for Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of the present business by acquisition.

     6.7 Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to any shares of its capital stock if at the time such dividend is declared or paid or if after giving effect thereto there shall have occurred and be continuing an Event of Default.

     6.8 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association, except:

          (a) advances made for expenses or purchases in the ordinary course of business; and

          (b) loans or advances made to officers, directors, or employees of any of the Companies, not to exceed in the aggregate One Hundred Thousand Dollars ($100,000) at any one time outstanding (determined on a combined basis for Companies).

     6.9 Allow any fact, condition or event to occur or exist with respect to any employee pension and/or profit sharing plan of any of the Companies or any Subsidiaries, which shall constitute grounds for termination of such plan by the PBGC or for the appointment by a United States District Court of a trustee to administer any such plan.

     6.10 Sell, assign or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

     6.11 Make any Capital Expenditure during any calendar year if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Companies (on a combined basis) during such period would exceed $5,000,000.

     6.12 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Companies or the Subsidiary (as applicable) as would be obtainable in a comparable arm's-length transaction with a person other than an Affiliate.

     7.   ENVIRONMENTAL PROVISIONS

     7.1 For the purposes of this Agreement the term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     7.2 Each of the Companies shall timely comply in all material respects with all applicable Environmental Laws.

     7.3 Each of the Companies shall provide to the Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by any of the Companies or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of either of the Companies or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from either Company or any Subsidiary for an alleged violation of Environmental Laws.

     7.4 Each of the Companies shall promptly notify the Bank in writing as soon as it becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

     7.5 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Companies shall, at their sole expense, if reasonably requested by Bank, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Bank and Companies upon completion.

     7.6 At any time either of the Companies, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, it shall promptly provide the Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Companies will promptly provide to the Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Bank within 60 days following completion of the preliminary findings and conclusions.

     7.7 Each of the Companies hereby indemnifies, saves and holds the Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned, leased or operated by Companies, or due to any acts of either of the Companies, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall either of the Companies be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses (i) arising from any act of gross negligence of the Bank, or its agents or employees or (ii) arising from any action taken by Bank while it is in sole possession of any such property.

     It is expressly understood and agreed that the indemnifications granted herein are intended to protect the Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Bank, or under any other document or agreement given to secure repayment of any indebtedness from either of the Companies, whether or not such claims arise before or after the Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

     It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Companies to the Bank.

     7.8 Each of the Companies and its Subsidiaries have and shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

     8.   DEFAULTS

     8.1 Upon non-payment of any installment of the principal or interest on either Note when due in accordance with the terms thereof, the Notes shall automatically become immediately due and payable.

     8.2  Upon occurrence of any of the following events:

          (a) default by any company in the observance or performance of any of the covenants or agreements of Companies set forth in Sections 5.3, 5.4, 5.6, 5.10 through 5.15 or Section 6 (in its entirety);

          (b) default in the observance or performance of any of the other covenants or agreements of any of the Companies herein set forth, and continuance thereof for thirty (30) days after notice to Companies by Bank;

          (c) any representation or warranty made by any of the Companies herein, or in any instrument submitted pursuant hereto shall prove to be incorrect in any material respect;

          (d) default by any of the Companies or any Subsidiary in the due payment, after expiration of any applicable grace period, of any other amounts owing to Bank from time to time;

          (e) default by any of the Companies or any Subsidiary in the due payment of any of its indebtedness to Bank, or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default shall be continued for a period sufficient to permit acceleration of such indebtedness;

          (f) default by any of the Companies or any Subsidiary in the due payment of any of its indebtedness (other than that owed to Bank) in the principal amount of $10,000.00 or more, or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default shall be continued for a period sufficient to permit acceleration of such indebtedness;

          (g) default in the observance or performance of any of the covenants or agreements of any of the Companies or any other person set forth in any collateral document of security given to secure the indebtedness hereunder, and continuation of such default beyond any period of grace specified in any such document;

          (h) the entry against any of the Companies or any Subsidiary of one or more judgments or decrees involving an aggregate liability of $100,000.00 or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days, whether or not consecutive; or the issuance and levy of a writ of attachment or garnishment against the property of any of the Companies or any Subsidiary in an action claiming $100,000.00 or more, and which is not released or appealed and bonded in a manner satisfactory to Bank;

          (i) if any of the Companies or subsidiary shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by such Company (or any appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of any of the Companies, any subsidiary, or any Guarantor as applicable) and such receiver, trustee or custodian so appointed shall not have been discharged within forty five (45) days after the date of his appointment, or if an order shall be entered, and shall not be dismissed or stayed within forty five (45) days from its entry, approving any petition for reorganization of any of the Companies, any Subsidiary or any Guarantor; then the Notes and all indebtedness then outstanding hereunder shall automatically become immediately due and payable.

     8.4 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to Companies (or any of them) and/or any property of Companies (or any of them) in possession of Bank.
Companies agree, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Companies.

     8.5 All of the Indebtedness shall constitute one loan secured by Bank's security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Companies to Bank. Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Companies or to such other Person or Persons as may be entitled thereto under applicable law. Companies shall remain liable for any deficiency, which Companies shall pay to Bank immediately upon demand.

     8.6 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Companies.

     8.7 Upon the occurrence and during the continuance of any Event of Default, Companies shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

     8.8 A late payment charge equal to 5% of each late payment due under the Notes may be charged on any payment not received by Bank within fifteen
(15) days after the due date thereof, but acceptance of this charge shall not be waive any default under this Agreement.

     9.   MISCELLANEOUS

     9.1 When used in this Agreement, the term "Companies" shall mean all or any of them. The obligations and liabilities of Companies under this Agreement are joint and several. This Agreement shall be binding upon and shall inure to the benefit of Companies and Bank and their respective successors and assigns.

     9.2 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

     9.3 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail as follows:

          To Companies:
          620 S. Platt
          Milan, Michigan 48160
          Attention:  Richard Schoenfeldt

          To Bank:
          One Detroit Center
          500 Woodward Avenue, 6th Floor
          Detroit, Michigan 48226
          Attention:  Metropolitan Banking A

     9.4 Companies shall pay all reasonable closing costs and expenses, including, by way of description and not limitation, outside attorney fees, and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Companies may, at Bank's option, be charged by Bank as an advance against the proceeds of the Line of Credit Note. All reasonable costs, including attorney fees, incurred by Bank in reviewing, revising, protecting or enforcing any of its or any of the Bank's rights against Companies or defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an Event of Default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Companies hereunder or otherwise, shall also be paid by Companies.

     9.5 This Agreement shall become effective upon the execution hereof by Bank and each of the Companies.

     9.6 On any event of default or default as described in this Agreement or any default in payment of any liability above mentioned, Bank may, without notice to anyone, declare the Notes due forthwith, take all action, remedial and otherwise, as provided herein or in the Security Agreements or other document, instrument, or agreement of security or of collateral, and collect, deal with and dispose of all or any part of any security without notice in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law. Bank may apply the proceeds and any deposits or credits in part or full payment of any of said liabilities (including reasonable attorneys' fees and expenses), whether due or not, in any manner or other Bank elects.

     9.7 No amendments or waiver of any provision of this Agreement nor consent to any departure by any of the Companies therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

     9.8 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

     9.9 All sums payable by Companies to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 9.3 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Companies (or any of them) with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Companies' obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

     9.10 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Companies expressly assume all risks of loss or liability resulting from nondelivery or delay of delivery of any item bf payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Companies waive the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Companies. Upon the occurrence and during the continuance of an Event of Default, Companies agree that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Companies expressly agree that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or-equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

     9.11 THE COMPANIES AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE NOTES.

     9.12 Bank agrees that it will not disclose without the prior consent of Companies (other than to its employees or to its auditors or counsel) any information with respect to Companies which is furnished pursuant to this Agreement or any of the Loan Documents and specifically designated in writing by Companies as confidential information; provided that Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to Companies, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Bank, including the Board of Governors of the Federal Reserve Board, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Bank, and (e) to any transferee or assignee or to any participant of, or with respect to, the Notes.

     9.13 This Agreement and the Notes shall be governed by and construed in accordance with Michigan law, and Companies submit, in any legal proceeding related to this Agreement or the Notes, to the nonexclusive in personam jurisdiction of any court of competent jurisdiction sitting the State of Michigan and agree to a suit being brought in any such court; waive any objection that it may now have or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court; agree that service of process and any such legal proceeding may be made, and shall be conclusively deemed sufficient and adequate, by mailing of copies thereof (by registered or certified mail, if practicable) postage prepaid, or by teletransmission to each Company at its address set forth herein or such other address of which the Bank shall be notified in writing, in which event, service shall be deemed complete upon the filing with the court of a copy of the process mailed or sent and an affidavit attesting the mailing or sending. Companies agree that nothing herein shall affect the Bank's right to affect service or process in any other manner permitted by law.

     WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                      THE COLONEL'S INTERNATIONAL, INC.


By: /S/                            By: /S/ RICHARD SCHOENFELDT

Its Vice President                 Its: CHIEF FINANCIAL OFFICER


                                   THE COLONEL'S, INC.


                                   By: /S/ RICHARD SCHOENFELDT

                                   Its: CHIEF FINANCIAL OFFICER


                                   BRAINERD INTERNATIONAL RACEWAY,
                                      INC.


                                   By: /S/ RICHARD SCHOENFELDT

                                   Its: CHIEF FINANCIAL OFFICER


                                   THE COLONEL'S TRUCK ACCESSORIES,
                                      INC.


                                   By: /S/ RICHARD SCHOENFELDT

                                   Its: CHIEF FINANCIAL OFFICER